Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the Registration Statement on Form S-4 of Energy XXI (Bermuda) Limited to be filed on or about March 31, 2014 (the “Registration Statement”) of (a) all references to our firm and (b) our reserves report, dated effective December 31, 2013, included in or made a part of EPL Oil & Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and all references to our firm, including under the headings “Experts” and “Summary – Summary Pro Forma Combined Oil and Natural Gas Reserves and Production Data” in the joint proxy statement/prospectus included in such Registration Statement, and the information contained in our reserves report in such joint proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 31, 2014

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